Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement Post-Effective Amendment No. 1 to Form S-1 on Form S-3 No. 333-254836 of our reports dated February 28, 2022 relating to the financial statements of Butterfly Network, Inc. and the effectiveness of Butterfly Network, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Butterfly Network, Inc. for the year ended December 31, 2021. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/Deloitte & Touche

New York, New York

March 1, 2022